As filed with the Securities and Exchange Commission on December 9, 1998.
                                                  Registration No. 333-
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                      13-3698386
-------------------------                  -----------------------------------
(State of Incorporation)                     (I.R.S. Employer Identification
                                                           Number)
                             10 Stow Road, Suite 200
                                Marlton, NJ 08053
                                 (609) 797-3434
          (Address and telephone number of principal executive offices)

                                  Shelly Finkel
                              Chairman of the Board
                    Global Telecommunication Solutions, Inc.
                             10 Stow Road, Suite 200
                            Marlton, New Jersey 08053
                                 (609) 797-3434
            (Name, address and telephone number of agent for service)

                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                        Proposed
                                                                     Proposed             Maximum
                                                                     Maximum             Aggregate
Title of Each Class of                           Amount to be     Offering Price         Offering              Amount Of
Securities to be Registered                       Registered       Per Unit(1)           Price(1)           Registration Fee
------------------------------                   ------------     --------------       -------------        ----------------
common stock, $.01 par value                     2,870,019           $1.062            $3,047,960.18             $847.33
------------------------------                   ------------     --------------       -------------        -------------
common stock, $.01 par value,                      250,000(3)        $1.062              $265,500.00              $73.81
underlying warrants(2)                             130,000(4)        $1.062              $138,060.00              $38.38
                                                   100,000(5)        $1.062              $106,200.00              $29.52
                                                   178,571(6)        $1.062              $189,642.40              $52.72
------------------------------                   ------------     --------------       -------------        -------------
     TOTAL FEE.................................................................................................$1,041.76


(1) Based upon the market price of the common stock, as reported by the OTC Bulletin Board on December 4, 1998, in accordance with Rule 457(c) of the Securities Act of 1933.

(2) Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the antidilution provisions in the instruments governing the warrants pursuant to which the shares of common stock registered hereon are issuable.

(3) Represents the resale of shares of common stock underlying an option acquired by GKN Securities Corp. and its designees in connection with the Company's public offering consummated in July 1997.

(4) Represents the resale of shares of common stock underlying warrants acquired by Pennsylvania Merchant Group, Ltd. in July 1997 and October 1998 in consideration of investor and public relations services rendered to the Company.

(5) Represents the resale of shares of common stock underlying warrants acquired by Wien Securities ("Wien") in April 1998 in connection with Wien's commitment to purchase $2,000,000 of common stock or other securities until December 31, 1998 (if requested by the Company).

(6)      Represents  the resale of shares of common  stock  underlying  warrants
         purchased  in  a  private   placement   (together  with  certain  other
         securities) consummated in April 1998.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

                  Subject to Completion, dated December 9, 1998

                                   PROSPECTUS

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
                        3,528,590 Shares of Common Stock

         This prospectus relates to up to 3,528,590 shares of common stock, par value $.01 per share, of Global Telecommunication Solutions, Inc., a Delaware corporation ("Company"), that may be offered for resale for the account of certain holders of the Company's securities ("Selling Securityholders") as set forth in this prospectus under the heading "Selling Securityholders."

         Of the 3,528,590 shares being offered for resale by the Selling Securityholders, (i) 2,870,019 are currently outstanding, which include (a) 505,618 shares issued in connection with the Company's acquisition in February 1998 of Networks Around the World, Inc. ("NATW"), (b) 1,198,000 shares issued in connection with the Company's private placement consummated in October 1998 ("October 1998 Private Placement"), (c) 353,393 shares issued in connection with the Company's acquisition in February 1998 of Centerpiece Communications, Inc. ("CCI") and subsequently sold in November 1998 to certain investors, and (d) 813,008 shares issued in November 1998 to certain investors in connection with the conversion of a $1,000,000 principal amount promissory note ("CCI Note") originally issued by the Company in connection with the Company's acquisition of CCI; (ii) 250,000 shares are issuable upon exercise of an option ("Underwriter Warrants") granted to GKN Securities Corp. ("GKN") and its designees as representative of the underwriters of the Company's public offering consummated in July 1997; (iii) 130,000 shares are issuable upon exercise of common stock purchase warrants ("PMG Warrants") issued to Pennsylvania Merchant Group, Ltd. ("PMG") in connection with providing financial public relations consulting services in July 1997 and October 1998 to the Company; (iv) 178,571 shares are issuable upon exercise of common stock purchase warrants ("April 1998 Warrants") issued in connection with a private placement consummated by the Company in April 1998 ("April 1998 Private Placement"); and (v) 100,000 shares are issuable upon exercise of common stock purchase warrants ("Wien Warrants") issued to Wien Securities ("Wien") in April 1998 in connection with its commitment ("$2,000,000 Commitment") to purchase up to $2,000,000 of the Company's common stock or other securities until December 31, 1998 at the Company's request.

         All of the shares being offered by this prospectus are offered on behalf of the respective Selling Securityholders, and may be offered or sold at any time. The Company will not receive any of the proceeds from the sale of these securities by the Selling Securityholders. Of the 3,528,590 shares offered hereby, an aggregate of 658,571 shares are issuable upon exercise of the Underwriter Warrants, April 1998 Warrants, PMG Warrants and Wien Warrants. If all of these securities are exercised, the Company will receive up to an aggregate of $4,479,997 in gross proceeds. All proceeds received by the Company, if any, will be used for working capital and general corporate purposes. See "Use of Proceeds" and "Selling Securityholders."

         The Company is responsible for all costs, expenses and fees incurred in registering the shares offered by this prospectus, which are estimated to be $50,000. The Selling Securityholders will pay all brokerage commissions and discounts attributable to the sale of the shares.

         The common stock is traded on the OTC Bulletin Board under the symbol GTST. On December 4, 1998, the last reported sale price of the common stock was $1.062. The common stock also is listed on the Boston Stock Exchange under the symbol GTL.

The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "RISK FACTORS" on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                -------------------------------------------------
                The date of this Prospectus is December 9, 1998.

You should rely only on the information contained in this prospectus or that is incorporated by reference. We have not authorized anyone to give you any other or different information. You should not take the delivery of this prospectus or any sale made under this prospectus to mean that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated by reference. This prospectus does not constitute an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.


                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----
AVAILABLE INFORMATION...................................................2
DOCUMENTS INCORPORATED BY REFERENCE.....................................3
RISK FACTORS............................................................4
THE COMPANY.............................................................10
RECENT DEVELOPMENTS.....................................................10
USE OF PROCEEDS.........................................................11
SELLING SECURITYHOLDERS.................................................12
PLAN OF DISTRIBUTION....................................................15
LEGAL MATTERS...........................................................15
EXPERTS.................................................................16



                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission"), in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. For further information about the Company, the Selling Securityholders and the shares, you should read the registration statement and its exhibits. The statements contained in this prospectus concerning the contents of any contract or other document filed as an exhibit are not complete and any description of such contract or document is qualified in its entirety by reference to such contract or document. The registration statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

         The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials the Company files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this prospectus:

          1. Current Report on Form 8-K dated February 6, 1998 and amendment thereto on Form 8-K/A, filed with the Commission on February 23, 1998 and April 24, 1998, respectively;

          2. Current Report on Form 8-K dated February 6, 1998 and amendment thereto on Form 8-K/A, filed with the Commission on February 23, 1998 and April 24, 1998, respectively;

          3. Annual Report on Form 10-KSB for the year ended December 31, 1997 and amendment thereto on Form 10-KSB/A, filed with the Commission on April 15, 1998 and April 30, 1998, respectively;

          4. Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998;

          5.   Proxy Statement dated June 5, 1998;

          6. Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998;

          7. Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed with the Commission on November 23, 1998; and

          8. The description of the Company's common stock that is contained in the Company's Registration Statement on Form 8-A, which was declared effective by the Commission on December 14, 1994.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus and filed with the Commission prior to the date of this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the above documents incorporated by reference into this prospectus (other than exhibits to such documents that are not specifically incorporated by reference into the information covered by this prospectus). Written or telephone requests should be directed to the Company at 10 Stow Road, Suite 200, Marlton, New Jersey 08053, Attention: Investor Relations (telephone number: (609) 797-3434).

                                  RISK FACTORS

         History of Significant Losses; Need for Additional Financing. Since inception, the Company has incurred significant losses, including net losses of $1,946,526, $2,970,121, $6,920,222 and $25,535,939 for the years ended December
31, 1994, 1995, 1996 and 1997. The net loss for 1997 included an impairment loss of approximately $13 million in connection with the reduction of goodwill to its estimated fair value arising from the Company's acquisition of Global Link Telecom Corporation in 1996. In addition, the Company incurred a net loss of $12,216,185 for the nine months ended September 30, 1998 and has continued to incur losses at a comparable rate since September 30, 1998. As of September 30, 1998, the Company had an accumulated deficit of $50,158,628 and a working capital deficit of $21,132,536. Due in part to the NATW and CCI mergers, and a continuation of negative cash flow from operations through September 30, 1998, the Company's cash balance has declined to approximately $1,300,000 at November 20, 1998. Further, management's current projections indicate that the Company will continue to generate operating losses and negative cash flow from operations through the remainder of 1998, which has made it necessary for the Company to raise capital continuously to satisfy its obligations as they become due. To that end, the Company completed the April 1998 Private Placement, which generated net proceeds of approximately $1,135,000, obtained the $2,000,000 Commitment and completed the October 1998 Private Placement which generated net proceeds of approximately $1,850,000. In addition, the Company converted the $1,000,000 CCI Note into common stock during the fourth quarter of 1998 and has obtained deferrals of certain other promissory notes aggregating $3,400,000 payable in the fourth quarter of 1998 to the first quarter of 1999. The Company believes that the proceeds from the April 1998 Private Placement, the deferrals of certain promissory notes and the proceeds from the October 1998 Private Placement, together with the conversion of the CCI Note into common stock, will enable the Company to continue its operations through the end of 1998 and into the first quarter of 1999. However, the Company has significant loan payments due in the first quarter of 1999, which it will not be able to satisfy unless it obtains additional financing or further loan conversion or payment deferrals. The Company does not have any other arrangements with respect to, or sources of, additional financing and there can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The failure to obtain such financing could have a material adverse effect on the Company.

         Notice of Delisting of Securities from the Boston Stock Exchange. The Company's common stock and publicly-traded warrants ("Public Warrants") were delisted from the Nasdaq SmallCap Market on September 16, 1998. As a result of such delisting, an investor may find it more difficult to dispose of the Company's securities. The Company's securities currently are traded on the Boston Stock Exchange and on the OTC Bulletin Board. On December 2, 1998, the Boston Stock Exchange notified the Company that it currently does not meet the Boston Stock Exchange's $500,000 stockholders' equity maintenance requirement. The Company is exploring ways in which it will be able to meet such requirement. The Company must provide the Boston Stock Exchange with a written response by December 30, 1998, or the Boston Stock Exchange will suspend trading of the common stock and Public Warrants and file for delisting with the Commission. If the common stock were to become delisted from trading on the Boston Stock Exchange, since the trading price of the common stock is below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, equity security not quoted on Nasdaq or traded on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severally limit the liquidity of the Company's securities and the ability of holders to sell such securities in the secondary market.

         Intense Competition. The prepaid phone card segment of the telecommunications services industry is intensely competitive, rapidly evolving and subject to constant technological change. Analysts estimate that the number of prepaid phone card companies has increased from approximately 75 in 1994 to more than 400 companies in 1997. Further, the Company's prepaid phone cards compete with any medium by which a consumer places a telephone call away from the home or office, including credit calling cards, collect calling services, hotel telephones, public pay telephones and other long distance services. Many of these products and services are marketed by well-established, successful companies that possess greater financial, marketing, distribution, personnel and other resources than the Company. Such resources allow these companies to implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, to enter into new markets rapidly and to introduce new products and services. Competitors with greater financial resources than the Company also may be able to provide more attractive incentive packages to retailers to encourage them to carry products that compete with the Company's products. There can be no assurance that the Company will be able to compete successfully in its markets, which could have a material adverse effect on the Company.

         Dependence on Long Distance Carriers; Possible Service Interruptions and Equipment Failures. The Company depends on a small number of domestic and international long distance carriers to provide its card users access to cost-effective long distance service. The Company has agreements or arrangements with these carriers whereby it acquires large volumes of long distance service for resale through its switching facilities. Failure to obtain continuing access to transmission facilities and long distance networks would have a material adverse effect on the Company, including possibly requiring it to significantly curtail or cease its operations. The Company's operations require that its carriers' long distance networks operate on a continual basis, but carriers frequently experience lengthy equipment failures and service interruptions. Service interruptions and equipment failures could adversely affect customer confidence, the Company's business operations and its reputation. Further, because the Company deducts minutes from its cards at fixed per-minute rates, any service interruption that forces the Company to re-route calling traffic through alternate routes or more expensive carriers could have a material adverse effect on the Company's operating margins. Additionally, any increase in the rates charged by the Company's carriers could materially adversely affect the Company's operating margins. The Company's carrier agreement with Sprint requires the Company to satisfy certain minimum monthly usage requirements to receive the most favorable pricing available under the agreement. Failure to meet these minimum requirements would obligate the Company to pay underutilization charges, which could have a material adverse effect on the Company.

         In February 1998, Access Telecom, Inc., a primary provider of telecommunications services to NATW and CCI prior to and after their respective mergers into subsidiaries of the Company, ceased providing such services for the prepaid phone cards that it had sold to each of NATW and CCI, despite receiving payment for substantially all of these services. To offset the loss of service for these phone cards, the Company purchased approximately $2 million of telecommunications services from other providers through December 1, 1998. Although it is pursuing recovery of all losses from Access Telecom, there can be no assurance that the Company will be successful.

         Dependence on Major Customers; Non-recurring Revenues. The Company depends heavily on a small number of traditional phone card customers, the loss of any of which could have a material adverse effect on the Company. One of these customers was responsible for approximately 14.0% and 9.9% of the Company's net sales for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, sales of promotional cards to business customers usually generate non-recurring revenues. For the year ended December 31, 1997 and the nine months ended September 30, 1998, approximately 10.2% and less than 1%, respectively, of the Company's net sales were derived from sales of promotional cards to a limited number of these customers.

         Rapid Technological Change and Product Obsolescence. The telecommunication services industry is characterized by rapid technological change, new product and service introductions, new sales channels and evolving industry standards. The Company's success will depend largely upon its ability to make timely and cost-effective enhancements and additions to its technology and to introduce products and services that meet consumer demand. The Company expects its competitors to develop and introduce new products and services, and enhancements to existing products and services. New telecommunications technology, including personal communication services and voice communication over the Internet, may reduce demand for long distance services, including prepaid phone cards. The Company cannot guarantee that it will respond successfully to these or other technological changes, evolving industry standards or to new products and services offered by its current and future competitors. Inability to respond to these changes could have a material adverse effect on the Company.

         Dependence on Manufacturers of Switching Facilities; Damage, Failure and Downtime. The Company's switching platforms are manufactured by National Applied Computer Technology, Inc. ("NACT"). The Company and NACT have entered into agreements pursuant to which NACT licenses software to the Company and provides technical support and platform maintenance. Termination of these agreements could materially adversely affect the Company's business until other arrangements were secured. The Company cannot guarantee that it could make similar arrangements with other switch manufacturers. The Company's operations depend upon the protection of its equipment and data at its switching facilities against damage caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other events. There can be no assurance that such an event will not result in a service outage having a material adverse effect on the Company. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $1.0 million per occurrence, there can be no assurance that the Company will be able to maintain this insurance, that this insurance would continue to be available at reasonable prices, that this insurance would cover all such losses or that this insurance would be sufficient to compensate the Company for losses experienced due to inability to provide services.

         Unauthorized Access to Services. The Company has experienced unauthorized access to its switching services by unauthorized disclosure of Personal Identification Numbers and unauthorized activation of prepaid phone cards, which have resulted in its inability to recover the long distance service and switching charges associated with the use of such PINs and cards. Any unauthorized access to the Company's services for a prolonged period of time could have a material adverse effect on the Company's operations.

     Regulation. Long distance telecommunications services are subject to regulation by the Federal Communications Commission ("FCC") and by state regulatory authorities. Among other things, these authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunications services. Changes in existing laws and regulations, particularly as a result of the Telecommunications Act of 1996, which provides for greater competition among providers of telecommunications services, may have a material impact on the Company's activities and operating results. The Company also is subject to Federal Trade Commission regulation and other federal and state laws relating to the promotion, advertising, labeling and packaging of its products. The Company has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary for the conduct of its business. There can be no assurance, however, that the Company will be able to obtain required licenses or approvals in the future or that the FCC or state regulatory authorities will not require the Company to comply with more stringent regulatory requirements. New statutes and regulations could require the Company to alter methods of operation, at costs which could be material, or otherwise limit the types of services offered by the Company.

         Many states regulate prepaid phone card providers by requiring them to apply for certification. While the Company either has obtained or has applied for certification in Florida, New York, California, Texas and New Jersey (where the Company conducts a substantial part of its business), the Company cannot guarantee that state regulators will grant it all required authorizations. Many states, including Florida, California and Texas, have implemented or are considering implementing other rules that specifically regulate prepaid phone card providers. There can be no assurance that the implementation of these rules will not materially adversely affect the Company's operations.

     In September 1996, the FCC adopted new rules governing the pay telephone industry that, among other things, established a means by which all pay telephone service providers are compensated for every interstate and intrastate call completed from their pay telephones, including calls that utilize toll-free access and access codes ("Dial Around Compensation"). On July 1, 1997, the United States Court of Appeals for the District of Columbia Circuit remanded to the FCC for further consideration certain rules which could have a material adverse effect on the Company, finding that the FCC's determination setting compensation was unjustified and that it acted arbitrarily and capriciously in establishing an interim compensation plan. The Court of Appeals upheld the FCC's determination that interexchange carriers should track compensable calls and compensate pay telephone providers for toll free and access code calls. Additionally, the Court of Appeals upheld interexchange carriers' rights to charge long distance resellers or customers that own toll free access numbers or access codes (such as the Company) for any such compensable calls. In October 1997, the FCC adopted new rules governing Dial Around Compensation, pursuant to which each pay telephone owner is entitled to be compensated $0.284 for each dial around call originating from a pay telephone, but the Court of Appeals subsequently found that the FCC's explanation of the derivation of this rate was inadequate and remanded the rule back to the FCC for further explanation. Also in October 1997, the FCC issued an order waiving certain obligations of the local exchange carrier regarding the reporting of telephone calls originating from pay telephones until March 9, 1998. The Company, along with other phone card companies and the International Telecard Association, filed a petition requesting that the FCC reconsider its decision to grant the waiver. The FCC denied the request and extended the waiver through October 1998 for most local exchange carriers. The resolution of this matter is uncertain. While the Company believes that it has adequately provided for Dial Around Compensation, it is possible that the FCC may enact regulations concerning Dial Around Compensation in a manner which could result in additional material liabilities.

         On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service ("Universal Service Order"). The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services to contribute to universal service by contributing to a fund ("Universal Service Fund"). Universal Service Fund contributions will be assessed based upon intrastate, interstate and international "end-user" gross telecommunications revenue effective January 1, 1998. Although the FCC has not yet finally determined the contribution assessment rate, the Company estimates the assessment could be as much as 4% of such revenue for the calendar year 1998, and could increase or decrease in subsequent years. While the Company believes it has adequately provided for its contribution to the Universal Service Fund, it is possible that the FCC may enact regulation concerning the Universal Service Fund in a manner which could result in additional material liabilities.

         In May 1996, the Federal Reserve Board published proposed rules governing "stored value cards" with a maximum value of $100 or more. If the rules are adopted and the Company permits more than $100 to be credited to its prepaid phone cards, the Company would become subject to the new requirements, including those related to the provision of transaction receipts and limitation of consumers' responsibility for unauthorized transactions. Currently, virtually all of the Company's prepaid phone cards have a maximum value of $100 or less.

         Possible Federal Excise Tax and State Sales and Use Tax Liabilities. The sale of long distance services through the use of prepaid phone cards has been deemed a taxable event by the Internal Revenue Service and most state taxing authorities. In November 1997, Congress enacted legislation that specifically addressed the application of the 3% federal telecommunications excise tax to the sale of prepaid phone cards. Accordingly, since that time, the Company began filing federal excise tax returns. Additionally, the Company believes that the sale of prepaid phone cards is subject to state sales and use taxes. However, taxation of prepaid phone cards is evolving and has not been specifically addressed in certain states in which the Company does business. The Company has not filed any state sales and use tax returns nor has it remitted any such taxes to state taxing authorities. While the Company believes that it has adequately provided for such taxes and related compliance costs, it is possible that certain states may enact legislation or interpret current laws in a manner that could result in additional tax liabilities, which could be material.

         Year 2000 Compliance. The Company has reviewed its critical computer systems and other computer-based operational equipment to identify how the Company may be impacted by the Year 2000 problem. The Year 2000 problem arises because many computer systems may not recognize the correct date at the rollover of the two-digit year value to 00. This could cause systems to fail or process transactions incorrectly, thus causing disruptions to operations or an inability of the Company to provide services to its customers. The Company has contacted the suppliers of its computer-based systems and has received written confirmation from its suppliers that its critical computer software and hardware is Year 2000 compliant. The Company estimates the costs of its Year 2000 compliance issues will be less than $100,000, which is not expected to be material to the Company's financial position, cash flow or results of operations.

         As part of the Company's Year 2000 compliance review, the Company is in the process of contacting its primary vendors and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their Year 2000 compliance issues. The Company is in the early stages of this phase of its Year 2000 review and will continue to contact its significant vendors and customers as part of its Year 2000 compliance review. However, there can be no guarantee that the systems of the companies on which the Company's business relies will be timely converted or that failure to convert by another company will not have a material adverse effect on the Company and its operations.

         The Company believes that the risks associated with the Year 2000 issues primarily relate to the failure of its suppliers and key customers to timely address their Year 2000 issues. Such failure could result in significant disruption to the Company's daily operations. While the Company believes that its Year 2000 compliance review procedures will adequately address the Company's internal Year 2000 issues, until the Company receives responses from its significant vendors and customers, the overall risks associated with the Year 2000 issue remain difficult to accurately describe and quantify, and there can be no guarantee the Year 2000 issue will not have a material adverse effect on the Company's business, operating results and financial position.

         The Company currently has not implemented a Year 2000 contingency plan. The Company intends to devote the resources necessary to assure that Year 2000 compliance issues are resolved. The Company plans to develop and implement a contingency plan by the end of April 1999 in the event the Company's Year 2000 compliance initiatives, particularly those that relate to third parties, fall behind schedule.

         Possible Inability to Recognize Deferred Revenue. The sale of long distance telecommunications service through prepaid phone cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed to be "abandoned property" and must be remitted to the state. Although the Company is not aware of any case in which these laws have been applied to the sale of prepaid phone cards, and does not believe that such laws are applicable, in the event that such laws are deemed to be applicable, the Company may be unable to recognize the portion of its deferred revenue remaining upon the expiration of the cards with unused calling time. In this event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company. For the year ended December 31, 1997 and the nine months ended September 30, 1998, approximately 7% and 8%, respectively, of the Company's net sales were derived from the recognition of deferred revenue upon card expiration or, in the case of promotional cards, during the period the program is executed.

         Goodwill Recoverability. The assessment of goodwill recoverability, which is heavily dependent on projected financial information and the goodwill amortization period, are significant accounting estimates as contemplated by the American Institute of Certified Public Accountants' Statement of Position 94-6, "Disclosure of Certain Significant Risks and Uncertainties." Further, the Company operates in an industry which is rapidly evolving and extremely competitive and continues to generate significant net losses and negative cash flow. It is reasonably possible that the Company's accounting estimates with respect to the useful life and ultimate recoverability of goodwill could change in the near term and that the effect of such changes on the financial statements could be material. While management currently believes that the recorded amount of goodwill was appropriate at September 30, 1998, there can be no assurance that the Company's future results will confirm this assessment or that an additional write-down or write-off of goodwill will not be required in the future.

         Dependence on Key Personnel. The Company's success is largely dependent on the personal efforts of Shelly Finkel, its Chairman of the Board, Randolph Cherkas, its President, and other key personnel. The loss of services of either Mr. Finkel or Mr. Cherkas could have a material adverse effect on the Company's business and prospects. The Company's employment agreement with Mr. Finkel requires him to devote only 50% of his business time to the Company's affairs. In addition, the Company has experienced significant turnover with respect to its executive officers. To successfully implement and manage its growth, the Company is dependent upon, among other things, recruiting and retaining qualified management, marketing, sales, technical and creative personnel with experience in the business activities conducted by the Company. There can be no guarantee that the Company will be able to retain existing employees or that it will be able to find, attract and retain additional qualified personnel on acceptable terms.

         Litigation. The Company is involved from time to time in litigation incidental to its business. Such litigation can be expensive and time consuming to prosecute or defend and could cause the Company's customers to delay or cancel purchase orders until such lawsuits are resolved. The Company believes that its pending litigation matters, in the aggregate, could have a material adverse effect on the Company's operating results and financial condition if resolved against the Company.

         Shares Eligible for Future Sale; Outstanding Warrants, Options and Convertible Securities; Potential Adverse Effect on Market Price of Common Stock. Substantially all of the Company's currently outstanding shares of common stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. Additionally, as of the date of this prospectus, the Company has reserved an aggregate of 4,919,555 shares of common stock for issuance upon exercise or conversion of outstanding warrants, options and convertible securities. Sale of substantially all of the shares of common stock underlying such securities has been registered under the Securities Act. To the extent that the outstanding warrants, options and convertible securities are exercised or converted, dilution of the percentage ownership of the Company's stockholders will occur, and any sales in the public market of the common stock underlying such warrants, options and convertible securities may materially adversely affect the prevailing market price for the common stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be materially adversely affected because the holders of the outstanding warrants, options and convertible securities can be expected to exercise these securities at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding warrants, options and convertible securities.

         Dividends Unlikely. The Company has never declared or paid dividends on its common stock and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

         Issuance of Preferred Stock; Anti-Takeover Provisions. Pursuant to its Certificate of Incorporation, the Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations, including, without limitation, restricting dividends on the common stock, dilution of the voting power of the common stock and impairing the liquidation rights of the holders of common stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon its rights, preferences and designations may obstruct or prevent a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the stockholders to authorize a merger, business combination or change of control of the Company.

                                   THE COMPANY

         The Company is a facilities-based provider of prepaid phone cards that allows users to access reliable, convenient and cost-effective domestic and international telecommunications services. The Company seeks to provide reliable service and support to its prepaid phone card customers by combining experience with innovation and technology. The Company's core product line consists of traditional prepaid phone cards, as well as custom-designed prepaid phone cards for business promotional use.

         The Company markets its telecommunications and other products in four lines: (i) traditional prepaid phone cards marketed domestically through distributors and retail establishments, such as convenience stores, supermarkets, drug stores and mass merchandisers; (ii) traditional prepaid phone cards marketed internationally to business and leisure travelers destined for the United States; (iii) custom-designed promotional phone cards for businesses to enhance the marketing of their products and services; and (iv) specialty products marketed through retail establishments.

         The Company was incorporated under the laws of the state of Delaware in December 1992. The Company's principal executive offices are located at 10 Stow Road, Suite 200, Marlton, New Jersey 08053 and its telephone number is (609) 797-3434.


                               RECENT DEVELOPMENTS

         Notice of Boston Stock Exchange Delisting. On December 2, 1998, the Boston Stock Exchange notified the Company that it currently does not meet the Boston Stock Exchange's $500,000 stockholders' equity maintenance requirement. The Company is exploring ways in which it will be able to meet such requirement. The Company must provide the Boston Stock Exchange with a written response by December 30, 1998, or the Boston Stock Exchange will suspend trading of the Company's common stock and Public Warrants and file for delisting with the Commission.

         Debt Restructuring. In November 1998, J. Mark Rubenstein ("JMR") resigned as a director and officer of the Company. JMR was the former shareholder of CCI who joined the Company in February 1998 when CCI merged with the Company. In connection with his departure from the Company and in full satisfaction of the Company's and JMR's obligations to each other, JMR sold to certain investors (the "Investors"), including Shelly Finkel, Chairman of the Board of the Company, Michael Hoppman, Chief Financial Officer of the Company and Barry Rubenstein and Eli Oxenhorn, principal stockholders, an aggregate of 353,393 shares of common stock and the $1,000,000 CCI Note previously issued by the Company to him in the CCI merger for an aggregate purchase price of $575,000. JMR also contributed back to the Company 47,891 shares of common stock with a fair market value of $69,867 in consideration of $298,364 that he owed to the Company relating to Access Telecom. The reserve for the loss on the settlement of $229,497 was provided for in the Company's financial statements for the nine months ended September 30, 1998.

         In November 1998, the Company offered the Investors the opportunity to convert the CCI Note into shares of common stock at a conversion rate of $1.23 per share (such price being equal to the average closing price of a share of common stock during October 1998). The Investors accepted the conversion offer and converted the CCI Note into an aggregate 813,008 shares common stock. The Investors forgave interest of $60,000 due on the CCI Note. There was no gain or loss recognized by the Company on the conversion of the CCI Note.

         October  1998  Private   Placement.   In  October  1998,   the  Company
consummated the October 1998 Private Placement from which it derived net proceeds of $1,846,750 through the sale of 1,198,000 shares of common stock for a purchase price of $1.625 per share. The Company used a portion of the proceeds to repay $1,250,000 aggregate principal amount of promissory notes ("April 1998 Notes") plus interest accrued thereon issued in the April 1998 Private Placement.

         Nasdaq Delisting. On September 16, 1998, Nasdaq notified the Company that its securities were delisted from the Nasdaq SmallCap Market at the close of business on such date for failure to meet the Nasdaq listing maintenance requirements. The Company's common stock currently is traded on the Boston Stock Exchange and the OTC Bulletin Board.

         New President. On August 5, 1998, the Company and Robert Bogin, the Company's President, entered into an amendment to Mr. Bogin's employment agreement pursuant to which, as of August 31, 1998, Mr. Bogin's term as President ended. Pursuant to this amended agreement, the Company agreed to pay Mr. Bogin one-half of his annual salary through December 31, 1999 and to extend the period in which certain options granted to Mr. Bogin may be exercised to December 2001.

         Randolph Cherkas, the Company's Chief Operating Officer and a director since February 1998, became President as of September 1, 1998. In February 1994, Mr. Cherkas founded NATW and served as its President until February 1998, when NATW was acquired by the Company. From July 1993 to February 1994, Mr. Cherkas served as an account executive for Network Equipment Technologies, a company that designs and sells network solutions to Fortune 500 companies. From July 1984 to July 1993, Mr. Cherkas served as an account executive for IBM. Mr. Cherkas's employment agreement provides for a term through December 31, 2000, for a base annual salary of $180,000 (subject to annual increases and bonuses at the discretion of the Board of Directors) and for options to purchase 50,000 shares at an exercise price of $6.375, which vest in two equal installments on February 6, 1999 and February 6, 2000.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares by the Selling Securityholders. Of the 3,528,590 shares offered hereby, an aggregate of 658,571 shares are issuable upon exercise of the Underwriter
Warrants, April 1998 Warrants, PMG Warrants and Wien Warrants. If these securities are fully exercised, the Company will receive up to an aggregate of $4,479,997 in gross proceeds. However, the exercise price of all of these warrants is currently above the market price of the common stock and, accordingly, it is unlikely that the Company will receive any proceeds from the exercise of these securities in the near term. All proceeds received by the Company, if any, will be used for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States government obligations.

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the Selling Stockholders' beneficial ownership of the Company's common stock as of December 1, 1998, and as adjusted to give effect to the sale of all of the shares offered hereby. See "Plan of Distribution." Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under this rule, each Selling Securityholder is deemed to own beneficially the number of shares issuable upon exercise of warrants or options it holds that are exercisable within 60 days from the date of this prospectus. For purposes of presentation, it is assumed that the Selling Securityholders will exercise all of the warrants or options and then resell all of the shares received as a consequence of such exercise. Unless otherwise indicated, each of the Selling Securityholders possesses sole voting and investment power with respect to the securities shown.


                                                 Before Offering                                     After Offering
                                                 ---------------                                    ----------------
                                       Number of                            Number of             Number of
Name                                   Shares(1)        Percentage        Shares Offered          Shares(1)   Percentage
-----------------------                --------------   ----------        ----------------        ---------   -----------
GKN Securities Corp.                          75,625        *                      75,625               --        *
David M. Nussbaum                          28,959(2)        *                      20,625            8,334        *
Roger N. Gladstone                            20,625        *                      20,625               --        *
Robert Gladstone                           28,959(2)        *                      20,625            8,334        *
Barington Capital Group, L.P.                112,500       1.4%                   112,500               --        *
Randolph Cherkas                          433,387(3)       5.4%                   433,387               --        *
Gary Liguori                               72,231(4)        *                      72,231               --        *
Pennsylvania Merchant Group Ltd.             130,000       1.6%                   130,000                         *
Wien Securities                              100,000       1.2%                   100,000               --        *
Phillip Bloom                              25,710(5)        *                       7,143           18,567        *
Amir L. Ecker                                 14,286        *                      14,286               --        *
Gerald J. Josephson                           42,857        *                      42,857               --        *
Losty Capital Management                      14,286        *                      14,286               --        *
Peter S. Rawlings                              7,143        *                       7,143               --        *
Jeffrey Rubinstein                            14,286        *                      14,286               --        *
Alan Silverman                                27,143        *                       7,143           20,000        *
Coutts (Jersey) Limited                      379,121       4.7%                   379,121               --        *
Donaldson, Lufkin & Jenrette
  Securities Corp. Custodian FBO
  Frank J. Campbell, III                      25,000        *                      25,000               --        *
Joanne Edwards                                12,500        *                      12,500               --        *
Joseph E. Gallo TTEE FBO                      33,333        *                      33,333               --        *
  Stephanie A. Gallo 1987 Non-
  exempt Family Trust
Joseph E. Gallo TTEE FBO Ernest               33,333        *                      33,333               --        *
  J. Gallo 1987 Non-exempt Family
  Trust
Joseph E. Gallo TTEE FBO Joseph               33,334        *                      33,334               --        *
  C. Gallo 1987 Non-exempt
  Family Trust
Irving L. Mazer, Esq. Special Account          5,000        *                       5,000               --        *
Irving L. Mazer, Esq.                         15,000        *                      15,000               --        *
Larry Martin                                 120,308       1.5%                   120,308               --        *
Leonide Prince                                12,500        *                      12,500               --        *
Wheatley Partners, L.P.                 1,414,805(6)      16.6%                   553,138          861,667      10.1%
Wheatley Foreign Partners, L.P.           101,862(7)       1.3%                    46,862           55,000        *
David Corigliano                              20,265        *                      20,265               __        *
Drummer Partners, L.P.                       101,427       1.3%                   101,427               --        *
Shelly Finkel                             624,099(8)       7.7%                   202,853          421,246       5.2%
Mary Ellen Gunther                            20,285        *                      20,285               --        *
Michael Hoppman                            42,785(9)        *                      20,285           22,500        *
David Jacobs                                  40,571        *                      40,571               --        *
JEB Partners                             171,567(10)       2.1%                   111,567           60,000        *
Eli Oxenhorn                             567,272(11)       7.0%                   319,492          247,780       3.1%
Barry Rubenstein                       2,474,276(12)      28.1%                   319,492        2,154,784      24.4%
Steven Schulman                               10,144        *                      10,144               --        *

*    Less than 1%.

(1) Assumes exercise of the Underwriter Warrants, the April 1998 Warrants, the PMG Warrants and the Wien Warrants.

(2) Includes 8,334 shares underlying warrants ("December 1996 Warrants") issued in a private placement consummated by the Company in December 1996 ("December 1996 Private Placement"). Does not include shares issuable upon conversion of promissory notes ("December 1996 Notes") issued in the December 1996 Private Placement.

(3) Does not include 30,000 shares underlying options, 10,000 of which become exercisable in each of February 1999, January 2000 and January 2001. Mr. Cherkas is the President and a director of the Company.

(4) Does not include 12,999 shares underlying options, 4,613 of which become exercisable in February 1999, 2,386 of which become exercisable in March 1999, and 3,000 of which become exercisable on each of January 2000 and January 2001. Mr. Liguori is a Vice President of the Company.

(5)  Includes 10,000 shares held jointly with Mr. Bloom's wife.

(6) Includes 313,333 shares underlying December 1996 Warrants and 235,000 shares underlying Public Warrants. Does not include shares issuable upon conversion of December 1996 Notes.

(7)  Includes 20,000 shares underlying  December 1996 Warrants and 15,000 shares
     underlying   Public  Warrants.   Does  not  include  shares  issuable  upon
     conversion of December 1996 Notes.

(8) Includes (i) 16,667 shares underlying December 1996 Warrants, (ii) 123,334 shares underlying currently exercisable options and (iii) 30,873 shares underlying Public Warrants. Does not include 30,000 shares underlying options, 10,000 of which become exercisable in each of February 1999, January 2000 and January 2001. Also does not include shares issuable upon conversion of December 1996 Notes. Mr. Finkel is Chairman of the Board of the Company.

(9) Includes 22,500 shares underlying currently exercisable options. Does not include 48,500 shares underlying options, 7,000 of which vest in February 1999, 12,500 of which vest in May 1999, 10,000 of which vest in August 1999, 7,000 of which vest in January 2000, 5,000 of which vest in August 2000 and 7,000 of which vest in January 2001. Mr. Hoppman is Vice President and Chief Financial Officer of the Company.

(10) Includes 60,000 shares underlying currently exercisable options.

(11) Includes 56,334 shares of common stock and 334 shares issuable upon exercise of Public Warrants owned by Mr. Oxenhorn's children, of which he disclaims beneficial ownership, 31,390 shares underlying Public Warrants and 108,334 shares underlying currently exercisable options. Mr. Oxenhorn is a principal stockholder of the Company.

(12) Includes 10,334 shares owned by The Marilyn and Barry Rubenstein Family Foundation, a tax exempt organization of which Mr. Rubenstein is a trustee, and 26,667 shares owned by Marilyn Rubenstein, Mr. Rubenstein's spouse. Mr. Rubenstein disclaims beneficial ownership over all such shares. Also includes 151,667 shares (including 13,334 shares underlying Public Warrants and 66,667 shares underlying December 1996 Warrants) owned by Woodland Partners, a New York general partnership of which Mr. Rubenstein is a partner. Also includes 108,334 shares (including 33,334 shares underlying December 1996 Warrants) owned by the Woodland Venture Fund, a New York limited partnership of which Mr. Rubenstein is a general partner. Also includes 33,334 shares underlying December 1996 Warrants owned by Seneca Ventures, a New York limited partnership of which Mr. Rubenstein is a general partner. Also includes 1,414,805 shares (including 313,333 shares underlying December 1996 Warrants and 235,000 shares underlying Public Warrants) owned by Wheatley Partners, L.P. ("Wheatley"). Also includes 101,862 shares (including 20,000 shares underlying December 1996 Warrants and 15,000 shares underlying Public Warrants) owned by Wheatley Foreign Partners, L.P. ("Wheatley Foreign"). Mr. Rubenstein is a member and officer of Wheatley Partners LLC, a Delaware limited liability company which is the general partner of Wheatley, and also a general partner of Wheatley Foreign. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley and Wheatley Foreign except to the extent of his equity interest therein. Also includes 10,000 shares owned by the Rubenstein Family LP, a New York limited partnership of which Mr. Rubenstein is a general partner. Also includes 68,057 shares owned individually by Barry Rubenstein, 103,333 shares held in his IRA Rollover account, 18,057 shares underlying Public Warrants and 108,334 shares issuable upon exercise of currently exercisable options. Mr. Rubenstein is a principal stockholder of the Company.


         On July 9, 1997, the Company consummated a public offering of 2,875,000 shares. In connection with this offering, the Company issued to GKN and its designees (including David M. Nussbaum, Roger N. Gladstone, Robert Gladstone and Barington Capital Group, L.P.), options to purchase an aggregate of 250,000 shares until July 8, 2002 at an exercise price of $9.075 per share.

         On July 30, 1997, the Company entered into a one-year consulting agreement with PMG, pursuant to which PMG provided financial public relations consulting services to the Company. Under this agreement, the Company paid PMG a monthly fee of $25,000 and issued PMG warrants to purchase 100,000 shares until January 2001 at an exercise price of $7.00 per share. In lieu of compensating
PMG for acting as placement agent of the October 1998 Private Placement, the Company reduced the exercise price of these warrants to $1.625 per share. Additionally, in October 1998, the Company issued to PMG warrants to purchase an additional 30,000 shares at an exercise price of $1.625 per share in lieu of payment for the balance of monthly fees owed to PMG, which aggregated approximately $78,000.

         In February 1998, the Company acquired, through a merger, all of the outstanding capital stock of NATW for a purchase price comprised of (i) $2,000,000 in cash, (ii) an aggregate of 505,618 shares (433,387 of which were issued to Randolph Cherkas, the Company's President and 72,231 of which were issued to Gary Liguori, a Vice President of the Company) and (iii) $1,000,000 aggregate principal amount of promissory notes, secured by substantially all of the assets of NATW.

         In April 1998, the Company entered into an agreement with Wien pursuant to which Wien agreed to purchase up to $2,000,000 of the Company's securities at a discount to the market price of such securities. The Company can require Wien to purchase the securities on thirty days' written notice until December 31, 1998. In consideration of Wien's commitment, the Company issued Wien warrants to purchase 100,000 shares at an exercise price of $7.50 per share. The warrants are exercisable until April 13, 2001.

         Also in April 1998, the Company consummated the April 1998 Private Placement from which it derived net proceeds of $1,135,000 through the sale of an aggregate of $1,250,000 of April 1998 Notes and warrants to purchase 178,571 shares of common stock ("April 1998 Warrants"). Each April 1998 Warrant is exercisable through April 6, 2001 at an initial exercise price of $7.00 per share. The April 1998 Notes were repaid from the proceeds of the October 1998 Private Placement. PMG served as the placement agent in connection with the April 1998 Private Placement and received a $100,000 commission and $10,000 for reimbursement of expenses. The persons or entities listed below participated in the April 1998 Private Placement and received April 1998 Warrants:

                                  Phillip Bloom
                                  Amir L. Ecker
                               Gerald J. Josephson
                            Losty Capital Management
                                Peter S. Rawlings
                               Jeffrey Rubinstein
                                 Alan Silverman
                             Coutts (Jersey) Limited

         In October 1998, the Company consummated the October 1998 Private Placement from which it derived net proceeds of $1,846,750 through the sale of 1,198,000 shares at a price of $1.625 per share. PMG served as the placement agent in this financing without receiving any commission (but was reimbursed for all reasonable expenses up to an aggregate of $100,000). The persons or entities listed below participated in the October 1998 Private Placement:

                             Coutts (Jersey) Limited
           Donaldson, Lufkin & Jenrette Securities Corp. Custodian FBO
                             Frank J. Campbell, III
                                 Joanne Edwards
    Joseph E. Gallo TTEE FBO Stephanie A. Gallo 1987 Non-Exempt Family Trust
      Joseph E. Gallo TTEE FBO Ernest J. Gallo 1987 Non-Exempt Family Trust
      Joseph E. Gallo TTEE FBO Joseph C. Gallo 1987 Non-Exempt Family Trust
                      Irving L. Mazer, Esq. Special Account
                              Irving L. Mazer, Esq.
                                  Larry Martin
                                 Leonide Prince
                             Wheatley Partners, L.P.
                         Wheatley Foreign Partners, L.P.

         In November 1998, JMR sold to the persons or entities listed below (collectively, the "Investors") an aggregate of 353,393 shares of common stock and the CCI Note for an aggregate purchase price of $575,000. The Company offered the Investors the opportunity to convert the entire CCI Note into shares of common stock at a conversion rate of $1.23 per share. The Investors accepted the conversion offer and converted the CCI Note into an aggregate 813,008 shares of common stock. The Investors are:

                                David Corigliano
                             Drummer Partners, L.P.
                                  Shelly Finkel
                                MaryEllen Gunther
                                 Michael Hoppman
                                  David Jacobs
                                  JEB Partners
                                  Eli Oxenhorn
                                Barry Rubenstein
                                 Steven Schulman


                              PLAN OF DISTRIBUTION

         The shares offered by the Selling Securityholders may be sold from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which maybe changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Securityholders have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Securityholders may effect transactions by selling their shares directly to purchasers or to or through broker-dealers (including GKN, Barington Capital Group, L.P., PMG, Wien and any of their successors), which may act as agents or principals and receive in excess of customary commissions. The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

         The Company is responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The Selling Securityholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.


                                  LEGAL MATTERS

         The legality of the securities being offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1997 and 1996, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:


SEC filing fee..................................................... $ 1,041.76
Boston Stock Exchange fee for listing additional shares...............5,000.00
Legal fees and expenses............................................. 25,000.00
Accounting fees and expenses.........................................15,000.00
Miscellaneous........................................................ 3,958.24
                                                                    ----------
         Total......................................................$50,000.00
                                                                    ==========


ITEM 15.          Indemnification of Directors and Officers

         The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

         Section  145  of  the  Delaware  General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16.          Exhibits


Exhibit
Number          Description
-------         -----------
3.1          A  Certificate of Incorporation
3.2          A  Amendment to Certificate of Incorporation
3.3          A  By-Laws
3.4          C  Certificate of Merger of Merger Sub into Global Link
3.5          H  Certificate of Merger - NATW into NATW Acquisition Corp.
3.6          I  Certificate of Merger - CCI into CCI Acquisition Corp.
4.1          A  Form of Common Stock Certificate
4.2          A  Form of Redeemable Warrant Certificate
4.3          A  Warrant Agreement between the Company and Whale Securities Co.,
                L.P. ("Whale")
4.4          A  Underwriter's Warrant issued to Whale
4.5          D  Placement Agent Warrant dated May 10, 1996 issued to Whale
4.6          F  Warrant Agreement dated April 15, 1995 between the Company and
                Craig Shapiro
4.7          F  Warrant Agreement dated October 26, 1995 between the Company and
                Frog Hollow Partners
4.8          F  Warrant Agreement dated January 22, 1996 between Company and
                Whale
4.9          E  Form of Subscription Agreement for December 1996 Private
                Placement
4.10         E  Form of Warrant issued in the December 1996 Private Placement
4.11         E  Form of Promissory Note issued in the December 1996 Private
                Placement
5.1          *  Opinion of Graubard Mollen & Miller (including consent)
10.1         A  Sublease for 342 Madison Avenue, New York, New York
10.2         A  Sublease for additional space at 342 Madison Avenue, New York,
                New York
10.3         A  Employment Agreement between the Company and Shelly Finkel

Exhibit
Number          Description
--------        -----------
10.4         A  Employment Agreement between the Company and Maria Bruzzese
10.5         A  Stock Option Agreement between the Company and Shelly Finkel
10.6         A  Stock Option Agreement between the Company and Paul Silverstein
10.7         A  Stock Option Agreement between the Company and James Koplik
10.8         B  Stock Option Agreement between the Company and John McCabe
10.9         A  1994 Performance Equity Plan
10.10        A  Service Agreement between the Company and MCI Telecommunications
                Corporation
10.11        A  Service Agreement between the Company and Sprint Corporation
10.12        A  Service Agreement between Independent Properties Sales
                Corporation ("IPSC") and Metromedia Communications Corporation
                ("Metromedia," which was later acquired by WorldCom)
10.13        A  Consent between IPSC and Metromedia allowing the assignment to the Company of IPSC's right to receive services from Metromedia
10.14        B  Employment Agreement between the Company and John McCabe
10.15        B  Consulting Agreement between the Company and Barry Rubenstein
10.16        B  Consulting Agreement between the Company and Eli Oxenhorn
10.17        C  Merger Agreement by and among the Company, Merger Sub and Global
                Link
10.18        C  Directors Voting Agreement
10.19        C  Peoples Agreement, together with the Company's Guaranty of
                Peoples Second Payment
10.20        C  Ancillary Agreement between Global Link and Peoples regarding payment of the Peoples Accounts Receivable, together with Holding Corp's Guaranty of such payment
10.21        C  Amended and Restated Securities Purchase Agreement
10.22        C  The Company's Guaranty of Debentures
10.23        C  Employment Agreement between the Company and Gary Wasserson
10.24        C  Employment Agreement between the Company and David Tobin
10.25        C  Stock Option Agreement between the Company and Gary Wasserson
10.26        C  Stock Option Agreement between the Company and David Tobin
10.27        A  Sublease for space at 40 Elmont Road, Elmont, New York
10.28        D  Form of Registration Rights Agreement for May 1996 Private
                Placement
10.29        D  Agency Agreement between the Company and Whale for May 1996
                Private Placement
10.30        D  Placement Agent Warrant Agreement for May 1996 Private Placement
10.31        F  Consulting Agreement dated January 22, 1996 between the Company and Whale
10.32        F  First Amendment to Peoples Agreement, dated August 14, 1996
10.33        F  Second Amendment to Peoples Agreement, dated November 27, 1996

Exhibit
Number          Description
---------       -----------
10.34        E  Finder's fee agreement between the Company and Whale relating to the December 1996 Private Placement
10.35        G  Extension of Consulting Agreement between the Company and Barry
                Rubenstein
10.36        G  Extension of Consulting Agreement between the Company and Eli
                Oxenhorn
10.37        H  Merger Agreement by among The Company, NATW Acquisition Corp.,
                NATW, Randolph Cherkas and Gary Liguori
10.38        H  Employment Agreement between the Company and Randolph Cherkas
10.39        H  Employment Agreement between the Company and Gary Liguori
10.40        I  Merger Agreement by and among the Company, CCI Acquisition
                Corp., CCI and J. Mark Rubenstein
10.41        I  Employment Agreement between the Company and J. Mark Rubenstein
10.42        K  Amendment to Employment Agreement between the Company and David
                Tobin
10.43        K  Amendment to Employment Agreement between the Company and Shelly
                Finkel
10.44        K  Amendment to Employment Agreement between the Company and Robert
                Bogin
10.45        L  Amendment to Employment Agreement between the Company and David
                Tobin
10.46        L  Amendment to Merger Agreement by and among the Company, CCI and
                J. Mark Rubenstein
10.47        L  Agreement between the Company and J. Mark Rubenstein
10.48        L  Termination of Employment Agreement between the Company and J.
                Mark Rubenstein
10.49        *  Financial Consulting Agreement between the Company and PMG
21           J  Subsidiaries of the Company
23.1         *  Consent KPMG Peat Marwick LLP
23.2         *  Consent of Graubard Mollen & Miller (filed as part of Exhibit
                5.1)

-----------------------------

*    Filed herewith.

A Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-85998).

B Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

C Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on March 15, 1996.

D Incorporated by reference to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 on Form S-3 (No. 33-85998).

E Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on December 26, 1996.

F Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-19005).

G Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-25389).

H Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on February 23, 1998.

I Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on February 23, 1998.

J Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

K Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

L Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

ITEM 17.          Undertakings.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlton, State of New Jersey on December 4, 1998.

                            GLOBAL TELECOMMUNICATION SOLUTIONS, INC.


                            By: /s/ Shelly Finkel
                            ----------------------------------------
                            Shelly Finkel, Chairman of the Board


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shelly Finkel his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him person and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                                           Title                                  Date
----------------                                -------------------                      --------------
         /s/ Shelly Finkel                      Chairman of the Board                   December 4, 1998
---------------------------------------
Shelly Finkel

         /s/ Randolph Cherkas                   President and Director                  December 4, 1998
---------------------------------------
Randolph Cherkas

         /s/ Alan Kaufman                       Director                                December 4, 1998
---------------------------------------
Alan Kaufman

         /s/ Donald Ptalis                      Director                                December 4, 1998
---------------------------------------
Donald Ptalis

         /s/ Jack Tobin                         Director                                December 4, 1998
---------------------------------------
Jack Tobin

         /s/ Michael Hoppman                    Chief Financial Officer (and            December 4, 1998
---------------------------------------         principal accounting officer)
Michael Hoppman